Exhibit 10.44

Fourteenth Amendment to Transaction Documents

This Fourteenth Amendment to the Transaction (this “Amendment”) is effective as of December 1, 2023 (“Effective Date”), by and between Puritan Partners LLC, a New York limited liability company (“Puritan Partners”) and Curative Biotechnology, Inc., a Florida corporation (the “Company”), having its principal place of business at 1825 NW Corporate Blvd., Suite 110 Boca Raton, FL 33431, each a “Party” and collectively the “Parties”. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Securities Purchase Agreement, dated as of March 2, 2022, as amended, entered between the Parties (the “Securities Purchase Agreement”).

Recitals

WHEREAS, pursuant to the Transaction Documents, Puritan Partners purchased a 12.5% Original Issue Discount Senior Secured Note in the principal amount of $1,142,857.14 due March 2, 2023 (as amended, the “Note”) and was issued a common stock purchase warrant to purchase 22,857,143 shares of the common stock at $0.0001 exercise price (as amended, the “Warrant”);

WHEREAS, Puritan Partners and Company are parties to the Transaction Documents, which were previously amended on August 18, 2022, October 2, 2022, October 14, 2022, November 2, 2022, November 16, 2022, December 16, 2022, January 11, 2023, January 31, 2023, February 17, 2023, March 16, 2023, April 5, 2023, May 2, 2023, and July 2, 2023 and the parties now desire to further amend the respective Transaction Documents in accordance with the terms of this Amendment.

WHEREAS, as of December 1, 2023, the Company hereby acknowledges that it is indebted to Puritan Partners under the Puritan Partners’ Note in the amount of $1,945,087 and that such Puritan Partners’ Note continues to accrue in accordance with its terms (including without limitation, Sections 2 (c) and 8 thereof).

WHERAS, the Company would like to extend the term of the Puritan Partners’ Note in order to have time to properly consummate discussions with potential financing sources it is currently engaging in order to raise capital in order to advance its business plan.

NOW, THEREFORE, in consideration of the following and other consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

a)Maturity Date. The definition of “Maturity Date” set forth in the second paragraph of the Note is deleted in its entirety and hereby replaced with the following: “December 16, 2023”. In conjunction therewith, the Note shall be designated as the 12.5% Original Issue Discount Senior Secured Note due December 16, 2023.

b)$5,000 of the unpaid interest due on the Note, will be due and payable immediately following the execution of this Agreement. All remaining interest and fees due on the Note (computed in accordance with Sections 2(c) and (8) for the periods ending: July 2, 2023, August 2, 2023, September 2, 2023, October 2, 2023, November 2, 2023, December 2, 2023, and December 16, 2023 will be paid in full at Maturity. In the event the closing of the Qualified Offering occurs prior to any of the above dates, the interest will be due and payable immediately upon closing of the Qualified Offering.

Each of the undersigned has caused this Amendment to be duly executed and delivered as of the date first written above and will become effective as of the Effective Date.

CURATIVE BIOTECHNOLOGY, INC.

By:	/s/ Richard Garr
Name:	Richard Garr
Title:	Chief Executive Officer